Exhibit 99.1

FOR IMMEDIATE RELEASE

John C. Roman
President and Chief Executive Officer
Naugatuck Valley Financial Corporation
(203) 720-5000

John H. Howland
President and Chief Operating Officer
Southern Connecticut Bancorp, Inc.
(203) 782-1100

Naugatuck Valley Financial Corporation and Southern Connecticut Bancorp, Inc. Mutually Agree to Terminate Merger Agreement

Naugatuck and New Haven, Connecticut – November 12, 2010.  Naugatuck Valley Financial Corporation (Nasdaq: NVSL) and Southern Connecticut Bancorp, Inc. (NYSE Amex: SSE) announced jointly today that they have mutually agreed to terminate their merger agreement, citing inability to obtain regulatory approval of the proposed transaction.

John C. Roman, Naugatuck Valley Financial’s President and Chief Executive Officer, said, “We are disappointed that we are unable to proceed with the proposed transaction.  However, market conditions and the regulatory environment have changed significantly since we entered into the merger agreement in February, which has affected how the regulators perceive the financial metrics of the combined institution.  Naugatuck Valley Savings and Loan remains a well-capitalized and profitable institution.  Our Board of Directors remains dedicated to promoting the best interest of Naugatuck Valley Financial Corporation and its stockholders and other constituencies.”

John H. Howland, Southern Connecticut Bancorp’s President and Chief Operating Officer, said, “We share in Naugatuck’s disappointment because we continue to believe that the proposed merger would have been in the best interests of Southern Connecticut and its stockholders and other constituencies.  The Bank of Southern Connecticut remains a well-capitalized institution.”

In accordance with the terms of the merger agreement, Naugatuck Valley Financial has made a $350,000 termination payment to Southern Connecticut Bancorp as reimbursement for its transaction expenses.

About the Companies

Naugatuck Valley Financial Corporation is the holding company for Naugatuck Valley Savings and Loan.  Headquartered in Naugatuck, Connecticut, Naugatuck Valley Savings and Loan operates nine branch offices in Southwestern Connecticut.  The bank is a community-oriented institution dedicated to serving the financial service needs of consumers and businesses in its market area.  At September 30, 2010, Naugatuck Valley Financial Corporation had total assets of approximately $581.1 million.

Southern Connecticut Bancorp, Inc. is the holding company for The Bank of Southern Connecticut.  Headquartered in New Haven, Connecticut, the Bank operates two banking offices in New Haven and one each in Branford and North Haven, Connecticut.  At September 30, 2010, Southern Connecticut Bancorp had total assets of approximately $156.4 million.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the Securities Exchange Act of 1934.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements are inherently subject to numerous risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements speak only as of the date they are made.  Factors that could have a material adverse effect on the operations of Naugatuck Valley Financial and/or Southern Connecticut Bancorp and their respective subsidiaries include, but are not limited to: changes in general economic conditions, interest rates, deposit flows, loan demand, real estate values, competition, and the demand for financial services and loan, deposit, and investment products in any of the companies’ local markets; changes in the quality or composition of any of the companies’ loan or investment portfolios; inability to successfully carry out marketing and/or expansion plans; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting any of the companies’ operations, pricing, and services.  Neither Naugatuck Valley Financial nor Southern Connecticut Bancorp undertake any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.